L. Alan Davis, CFA (503) 819-0542 | alan@ladavisandassociates.com

Company	Industry	Risk Level		
Guardian 8 Holdings (OTC: GRDH) 11900 College Blvd., Suite 204 Overland Park, KS 66210** http://guardian8.com	Personal Defense Products	Speculative (development-stage)	***Present Valuation:**	**$0.56**
			24-Month Price Target:	$0.88

Overview: The Future of Personal Defense

Guardian 8 Holdings (OTC: GRDH), through its sole operating subsidiary Guardian 8 Corporation, is a development-stage company just months away from launching an innovative personal security device that has been in development for two years. Initial market interest in the **Guardian 8 Personal Defense Multi-Tool** has been promising, and the company is in the process of finalizing its specifications for production. On the verge of transforming into an operating company in 2012, management is currently strengthening its senior management team and board of directors with accomplished executives.

The Guardian 8 Personal Defense Multi-Tool combines eight proven technologies for diffusing a dangerous situation, notifying the authorities, recording the situation and defending its user. We believe this innovative combination of technologies, integrated into an easily operated handheld device, has a substantial market opportunity.

Although public, Guardian 8 is a development-stage company—essentially a publically traded startup. Its shares are very thinly traded. The company became a public entity through a reverse merger with Global Risk Management & Investigative Solutions in 2010. Guardian 8 began trading on the OTC market in September 2011 under the ticker GRDH.

Key Financial Metrics

Ticker: **GRDH.OB**		Last Trade: **$0.32**		Market Cap (Mil.): **$8.8**	
Exchange	OTC:BB	Fiscal Year End	Dec.	Cash (9/30/2011)	$11,104
Shares Outstanding (Mil)	27.592	Revenues (ttm)	nm	Debt (9/30/2011)	$0.00
Ave Daily Volume	nm	Insider Ownership	25.4%	Cash Burn (9 mo. 3Q11)	$279,725

**The present valuation and target price represents L. Alan Davis' estimate of the intrinsic present value of GRDH's common shares based on projected future cash flows and the risks inherent in those projections. For more information, see the Valuation section on page 25.*

*** On January 10, 2012 GRDH announced that it will be moving its headquarters to Scottsdale, AZ effective February 1, 2012.*
New Address: 15230 N 75th Street, Suite 1002, Scottsdale, AZ 85260

Table of Contents

Market Opportunity

Consumer Market

Sadly, three out of four women in the United States will fall victim to a violent crime at some point in their lives[1]. According to the Federal Bureau of Investigation, aggravated assault accounted for 62.5% of the 1.3 million violent crimes committed in the U.S. in 2010. The reality of these statistics has created a sizable self-defense products and services market. Consumers have a bevy of options to protect themselves, including self-defense classes, alarms, lethal and nonlethal weapons, even cell phones. None of these options is perfect; most offer a singular means of defense that may or may not be appropriate, depending on the situation. A device that incorporates features to de-escalate a dangerous situation while also providing an effective means of defense would likely ease a clouded decision-making process.

One of the directives of the Law Enforcement Alliance of America (LEAA)—the nation's largest nonprofit, nonpartisan coalition of law enforcement professionals—is to educate the public about the best ways to avoid violent crime. Rather than offer blanket advice to either resist or comply, LEAA advises those faced with a violent attack to analyze their options to the extent possible and then make a decision and act swiftly. The options include running away, calling for help (either other people nearby or 9-1-1 via cell phone), or fighting back. The LEAA adds this sobering reminder, "No matter what course of action you choose, if you are attacked by a violent criminal, there is always a chance you may be hurt or killed." Unfortunately, whatever choice the victim makes—grabbing a cell phone, alarm or pepper spray—it could be the wrong choice. There are no easy answers when facing a potentially violent assault. A clear improvement, in our view, would be the ability to alarm others, notify 9-1-1, and discourage further aggression in a single device. Further, the ability to use a weapon at a distance significantly reduces risk to the victim.

Distance Enhances Safety in a Potential Assault


Getting drawn into the fight.
10-25 feet
5-10 feet
2-5 feet
Distance + Time = Safety
Yellow:
Stand-off force options provide "hands on" force from a safe distance.
Orange:
Effective range of OC spray and other pain compliance chemicals. Cross contamination or other injuries to staff are possible.
Red:
Easily reached with edge weapons and other inmate assault tools. Staff injury likely.
Black:
You are a participant and staff injury is certain.

Sources: Penn State's Center for Community and Public Safety, Guardian 8 Holdings

[1] Law Enforcement Alliance of America, 2011.

Professional Market

Professionals in the private security industry struggle with the decision about how to arm their guards. If the security guards are lucky, they will be given pepper spray and handcuffs, but in most cases they carry just the handcuffs. Our industry checks indicate that only about 30% of U.S. security guards are licensed to carry pepper spray. The reason for this is liability—more specifically, vicarious liability in which employers are liable for the negligent acts of their employees that cause injuries to a third party. Those managing private security guards fear lawsuits generated by the use, or perceived use, of excessive force because it implies negligent hiring, training and/or supervision. Consequently, a key directive to security guards is first to de-escalate potentially violent situations.

The same directive holds true for law enforcement officers trained with a "Use of Force continuum"—a visual model that depicts progressive escalation and de-escalation of force based on a subject's actions.

Escalation of Force: Appropriate Action Based on a Subject's Behavior


LETHAL FORCE
OFFICER PRESENCE
PERCEPTION
COMMUNICATION
SERIOUS BODILY HARM OR DEATH
COOPERATIVE
ASSESS
SITUATION
PLAN
ACT
PASSIVE RESISTANT
ASSAULTIVE
ACTIVE RESISTANT
HARD
SOFT
INTERMEDIATE WEAPONS
TACTICAL CONSIDERATIONS
PHYSICAL CONTROL

The officer continuously assesses the situation and selects the most reasonable option relative to those circumstances as perceived at that point in time.

Source: Ontario Ministry of Community, Safety and Correctional Services

In all cases, communication, if possible, is the first option for de-escalation, and lethal force is a last resort. While the appropriate tactics in potentially dangerous situations can require complex decisions, attempting to defuse a situation is clearly the best choice if that is possible. We believe a device that would greatly enhance a security guard's ability to de-escalate a potentially violent situation would be eagerly adopted by the private security industry. The private security market will be the initial target market, and primary initial revenue source, for Guardian-8's Personal Defense Multi-tool.

Product Primer

Product Description

Guardian 8 Holdings Inc., based in Overland Park, Mo., has one operating subsidiary, Guardian 8 Corporation. The holding and operating entities are collectively referred to as "Guardian 8" in this report. Guardian 8 derives its name from its flagship product, the Guardian 8 Personal Defense Multi-Tool (G8-PDM), which management hopes will become the most effective and popular nonlethal device for diffusing potentially violent situations and discouraging attacks. The company recently announced that it will be moving its headquarters to Scottsdale, AZ effective February 1, 2012 (for address see page 1). Management cited the availability of highly talented management and the strength of the investor market as key reasons for the move.

Guardian 8 Personal Defense Multi-Tool



Source: Guardian 8 Holdings

At the time of this report, the G8-PDM's preproduction specifications are being finalized, product tooling is scheduled to begin in the first quarter of 2012 (1Q12), with the initial test-unit production run expected to deliver roughly 100 units in the third quarter of 2012 (3Q12). Broadly speaking, the G8-PDM is a nonlethal device intended to defend its users against personal attacks. Most currently available devices in this category are designed to temporarily incapacitate an attacker (pepper spray) or call attention to the attack and dissuade the attacker from further aggression (alarms, whistles, etc.). The G8-PDM has incorporated multiple technologies to defend against attacks, inflict harm on the attacker, and communicate the impending situation to an authority via audio and still-frame video. This unique combination of eight nonlethal countermeasures has been integrated into a distinctively shaped copper-colored handheld device.

The pistol-shaped device, with its wide snub nose and copper color, was designed to be easily distinguishable from a handgun. While an assailant may not know exactly what he or she is looking at,

the person will most likely realize it is unique and quickly ascertain that it has multiple self-defense capabilities.

At its core the G8-PDM is a pepper spray device. The 2.0 ounce pepper spray canister containing 0.5 ounces of pressurized oleoresin capsicum (OC) pepper spray will be stored in the handle of the device. The spray, both original and replacement canisters, will be sourced from Security Equipment Corporation's market-leading Sabre Red brand and will deliver 3 to 4 half-second bursts of pepper spray 10 feet. The spray can incorporate ultraviolet (UV) dye for suspect identification. The G8-PDM's pepper spray functionality, however, is its last line of defense.

G8-PDM Specifications

Height:	6 inches
Width:	2 inches
Weight:	6.5 ounce/8.0 oz. with holster
Primary Defense:	10% OC (Sabre Red)
Activation:	2 stage trigger
	1)electronics 2)pepper spray
Warning Mechanism:	Red Laser
Non-lethal:	Yes
Bluetooth enabled:	v. 2.x
Enhanced Recording:	Image, Audio files

Spray Capacity:	0.5 ounce/nitrogen propellant
Spray Range:	10 foot stream
Laser Spotter:	660-680nm red beam, FDA approved
Strobe:	1100 lumens at peak power
Siren :	110 db peak power
Battery:	5v NiMH (rechargeable)
Camera:	2 megapixel, color
Memory:	30 seconds of ambient sound
	90 seconds of camera images
Bluetooth Range:	determined by phone, typically 33 feet

Source: Guardian 8 Holdings

Breaking Down the Features

Out of the box, the G8-PDM is charged via a mini USB cable. It takes about four hours to fully charge the 5v battery. Rotating the arming switch on the side of the device turns on the device. Lights on the side of the device and audio cues indicate whether the G8 is wirelessly paired with the user's cell phone (pairing the device for the first time is the same as for any Bluetooth wireless device). After initial setup the device automatically pairs with the user's phone as long as the phone is within range (33 feet) and its Bluetooth radio is turned on.

Once charged, armed and paired, the device is ready for use. The device activates when the trigger is squeezed into the first catch position; a second squeeze, pulling the trigger all the way back, releases the pepper spray. In the first trigger position, six things happen: the device connects via Bluetooth technology to the owner's cell phone and calls a predetermined phone number (9-1-1 or a security emergency line); a high-intensity strobe light begins pulsing, visually impairing the attacker; a piercing high-decibel siren engages, drawing attention from others and warning off the attacker; a camera in the front of the device records one image per second (synced with the strobe for lighting); and the device begins recording audio, sending the last 30 seconds of audio to the cell phone (9-1-1). A laser aiming beam alerts the potential assailant and helps the user direct the strobe, video camera and pepper spray, if necessary.

At any point after the device is turned on, the "push to talk" (P-T-T) button and microphone on the back of the device allows the user to enter the phone conversation via a speaker phone. The first audio delivered over the phone can be a prerecorded message identifying the user, his or her general location, and why this device has dialed out. Once this general prerecorded message is delivered, the device begins recording and delivering 30-second ambient audio clips to the phone.

By pulling the trigger fully back, the user releases 3 to 4 pepper spray bursts 10 feet out.

Users can configure the phone number to be dialed, or programmability can be limited to those with proper clearance, if desired. The automatic audio and still-picture recording help limit horseplay with the G8-PDM—alleviating one potential customer concern. Still pictures can be downloaded via the mini USB cord. One canister of Sabre Red pepper spray and one smaller can of practice spray will ship with the device. These proprietary pepper spray canisters are the only canisters that can be used with the G8-PDM. In addition to backup pepper spray canisters, Guardian 8 will sell holsters as an optional accessory.

Beginning in 3Q12, the company plans to sell the device to distributors at $189, with an end-user retail price of $249. The holster will wholesale/retail for $16/$22, while backup full-sized and practice pepper spray canisters will run $6.50/$8.99 and $3.50/$4.99, respectively.

Patent Status

Guardian 8's patent application, #US 2009/03135703, was filed in December 2009 by Charles Ross, Steve Phillips and Keith Pierce. Their rights have since been transferred to Guardian 8 for shares of stock. Because the technologies incorporated into the device are previously patented technologies, Guardian 8's key patent application claim is for a personal security device as described above, to be used in combination with a user's cell phone that can generate a Bluetooth wireless signal. For the full patent application, including diagrams, refer to Appendix 3. Given that the U.S. Patent Office's "first examination" timeline ranges from one to four years, we could see Guardian 8's patent awarded anytime between the next few months and two years from now. Nonetheless, the patent filing should give the company solid protection regarding its ability to market a self-defense device that incorporates direct-communication technologies.

Patent Abstract

A security device paired with a user's cell phone is operable by either a trigger or an accelerometer. The device includes visual and audio alarms, a prerecorded message and an audio recording of the ambient noise. Depression of the trigger will spray mace onto an attacker, activate the alarms and alternately send the message and recording to 9-1-1 or other security monitor. Alternatively, the accelerometer will so activate the device. The alarms and transmissions are synchronized so as to not interfere one with the other. Direct communication with 9-1-1 via the Bluetooth®/cell phone interface is immediately established either by a push-to-talk button or at the termination of a predetermined alarm and message transmission period.

Source: U.S. Patent Office

Personal Defense Market

Historical Background

Used by law enforcement for decades, most pepper-based defense systems employ derivatives of chemicals found naturally in peppers. In 1973 pepper spray derived from oleoresin capsicum (OC) was developed into an aerosol spray. Those hit by pepper spray experience intense eye irritation, even temporary blindness.

The modern stun gun's roots can be traced to a patent for an "electric animal prod pole" in 1890[2]. By the 1960s cattle prods were being used by police officers to help quell civil rights protesters[3]. Today there are many types of stun devices, including stun batons, stun pens and stun phones. Historically, these devices were referred to as electroshock device; they now fall into the seemingly more humane category of electronic control devices (ECDs). The most popular consumer devices are small, powerful enough to incapacitate an attacker, yet non-offensive in appearance. The major drawback to these devices is that they require the user to be in close contact with the assailant, putting the user in harm's way. To address this problem, John Cover filed a patent in 1972 for his "weapon for immobilization and capture," which became the basis for TASER International, Inc. (Nasdaq: TASR). Self-described as a "less lethal" device developer, TASER released its Air TASER in 1994—effectively making available a stun gun with a 15-foot range that dramatically reduced risk to the user.

Market Segmentation and Semantics

From a legal perspective, the personal defense device market falls broadly into two categories: lethal (firearms) and nonlethal (ECDs and pepper spray).

Lethal firearms manufacturers are burdened with significantly more legal hurdles and liabilities and operate in a very mature market dominated by a handful of longstanding brands (e.g., Smith & Wesson, Colt, Beretta and Ruger). By contrast, the nonlethal personal defense market has provided opportunities to new entrants using new technologies in unique and relevant ways.

The description "nonlethal" is related to the intent of the user, not whether a device can actually result in death. As defined by the U.S. Department of Defense, nonlethal weapons are those "that are explicitly designed and primarily employed so as to incapacitate personnel or materiel, while minimizing fatalities, permanent injury to personnel, and undesired damage to property and the environment."[4] This legal distinction differs from a regulatory classification as evidenced by the issues ECD manufacturers have faced in gaining regulatory approval for its product by various organizations and governments, both domestic and international. Essentially, some nonlethal devices are more nonlethal than others. We use the term "less-lethal" to refer to ECDs because they are potentially more dangerous than the more accepted nonlethal products. ECDs can be used as torture devices and some states prohibit civilian ownership of ECDs.

[2] Patent No. 427,549, John M. Burton, U.S. Patent Office, May 12, 1890.

[3] Stunguninformation.com/history, December 2011.

[4] Directive No. 3000.3: "Policy for Non-Lethal Weapons," U.S. Department of Defense, 1996/2003.

Competitive Nonlethal Devices

"Less-Lethal" Electronic Control Devices

TASER M26c ($499) | **TASER C2** ($379) | **Stun Gun** ($20) | **Stun (faux) Cell Phone** ($65)




Stun Master
100-S


"Nonlethal" Devices

PepperBall Launcher ($299) | **Pepper Spray** ($4–$20) | **Mace Pepper Gun** ($80) | **Keychain Alarm** ($5)




mace


Source: L. A. Davis & Associates

Nonlethal Devices

The broadly defined nonlethal category can be subdivided into passive devices that alert others to a hostile encounter (alarms, whistles, etc.) and active devices (weapons) that can be used to fight off an attacker (ECDs and pepper spray). With its multitude of functions, the G8-PDM falls uniquely into both of these nonlethal categories.

Additionally, the nonlethal weapons category can be subdivided into three categories: pepper spray and tear-gas-based products (pepper spray, pepper gel, and pepper balls), ECDs, and technologies used to disorient aggressors (strobes, etc.). With Guardian 8 focusing on the security guard market and, to a lessor extent, the consumer and market, we will ignore the more industrial-strength nonlethal weapons used by law enforcement, such as tear gas and water cannons, in this report. It is important to note that mace is classified as an irritant in the tear gas family. Mace causes profuse tearing and disorientation, while pepper spray is classified as an inflammatory agent causing eyes to shut and uncontrollable choking. Mace also is a brand of pepper spray sold by Mace Security International (OTC: MACE).

We define G8-PDM's competitors as those operating in the nonlethal personal defense market as discussed above.

Product Positioning

All of the major devices in the nonlethal category have their advantages and shortcomings. Stun guns are effective but require the user to be dangerously close to the assailant. TASERs can be used at a safe distance but they are expensive. While less regulated than firearms, some states prohibit civilians from owning ECDs. Pepper spray is affordable and effective, but can rarely be used as a deterrent to de-escalate a situation because it is often disguised as something else, a tube of lipstick, for example. Alarms are great at warning others nearby, but are not much help in isolated situations. The PepperBall launcher has made some inroads in the police and security market, but this flashlight-shaped instrument remains a niche product as it is essentially a high-powered pepper delivery device and flashlight. Cell phones are excellent for calling 911 if the user is a safe distance from the attacker, but this is rarely the case for those involved in a violent attack.

We believe there is ample room in the nonlethal personal defense market for a sub-$300, multi-countermeasure device such as the G8-PDM. Because the company has sought to combine a high-quality image with product affordability, we view its product pricing as "strong value" segmentation.

Guardian 8 Pricing Strategy


Low Price Leader
$179
Strong Value
$249
Market Share
$379
Premium Pricing
Time

Source: Guardian 8 Holdings

Market Statistics

Market statistics are difficult to come by in the fragmented nonlethal personal defense device market, but a few public companies do disclose sales figures. With annual sales approaching $100 million, TASER International dominates the ECD self-defense device market. Mace, the most recognized name in the pepper spray market (pepper spray and mace), generates $5 million in sales from its Personal Defense division (pepper spray, gels and pepper guns). From our checks within the industry, we believe approximately 15 million pepper spray canisters are sold each year, which implies a market in excess of $100 million. PepperBall Technologies, which sells devices that shoot pepper-powder-filled balls, has sold over 16,000 launchers since 1999, implying aggregate product sales of just under $5 million.

Target Markets

Guardian 8's initial target market for the G8-PDM is the domestic private security market, followed by the international security market. Secondarily, the company will target specific professional markets and, once the brand is established, the consumer personal defense market.

Primary Target: Domestic Security Market

According to the U.S. Department of Labor, 3.2 million Americans were employed in protective services occupations as of May 2010[5], with just over 1 million of these people employed as security guards. Including corrections officers and college campus security guards, we estimate that there are roughly 2 million correctional officers and private security guards in the United States. These individuals are employed by large corporations with their own security systems and by large security companies such as G4S/Wackenhut, Securitas, and Allied Barton, all of which provide a variety of security products and services. According to the security industry association group ASIS International, only 30% of companies outsource security guard services. According to Securitas, the seven largest companies control 52% of the U.S. contract security market, while the rest of the market remains highly fragmented.[6] According to Allied Security Holdings, there are over 5,000 security firms in the U.S. alone. There has been a fair amount of consolidation over the past 15 years as the large firms have looked to expand their international footprint, round out their products and service offerings, and enter new vertical markets.

Major Contract Security Companies

Company Name	US Revenue ($M)	Specialty
Tyco International (ADT)	$2,900	Alarm monitoring, system integration
Securitas	$2,700	Guarding, investigation, consulting, pre-employment screening
G4S	$2,200	Guarding, armored transport, consulting, pre-employment screening
Corrections Corporation of America	$1,670	Institutional management
Allied Barton	$1,600	Guarding, pre-employment screening
GEO Group	$780	Institutional management
Brink's Company	$732	Armored transport
Loomis	$571	Armored transport
Broadview Security*	$535	Alarm monitoring
Akal Security	$500	Guarding, consulting, training
Stanley/Black&Decker	$500	Alarm monitoring, system integration
Garda World Security	$440	Armored transport
Guardsmark	$435	Guarding, investigation, pre-employment screening
ABM Industries	$335	Guarding, Alarm monitoring, investigations, consulting
Protection One	$330	Alarm monitoring

Sources: Guardian 8, G4S, Securitas, Allied Barton, US Security Associates

[5] U.S. Department of Labor, Occupational Employment Statistics, SOC code 30000 – Protective Services, May 2010.

[6] Securitas Annual Report, 2010.

The United States is forecasted to remain the largest single market for contract security. Broadly defined, the contract security services market includes security guards, monitoring, armored transport, private prison management, consulting and private investigation. Contract guarding is forecasted to remain the largest segment of the market, accounting for more than half of total revenue in 2014, according to The Freedonia Group.

Domestic Security Market: Nearly a Half Billion Dollar Opportunity


Guardian 8 - Primary Market Opportunity: Domestic Security
(Aggregate, by target profession employment - based on retail price)
$500,000,000
$400,000,000
$300,000,000
$200,000,000
$100,000,000
$0
Sec. Guards - non licensed
Sec. Guards - pepper spray licensed

Source: U.S. Department of Labor & L. A. Davis & Associates

Additional Professional Markets & Distribution

Guardian 8 has identified a handful of attractive domestic professional markets outside of contract security. These markets include occupations in which employees are vulnerable to attack—people who are isolated, often at night, and/or those who interact with the public on a regular basis. When combined with the private security market, Guardian 8's market opportunity is nearly 9 million individuals, or $2 billion (retail price). This is not an annual market estimate but rather an aggregate opportunity. When selling into the government portion of this market (USPS, TSA, etc.), the company will likely use a single distributor familiar with the various hurdles and bureaucracies. Outside of government business, Guardian 8 will likely use a handful of distributors for the United States. We believe the company is considering such security products distributors as QuarterMaster, Galls and ADS Tactical. Utilizing just handful of major distributors domestically should help to limit some of the logistical complexities. GRDH will require order-size minimums. General industry practices call for the distributor to pay for 50% of each order upfront which will ease some of Guardian 8's growth-capital needs.

Total Domestic Professional Markets: Sizable Opportunity


Guardian 8 - Domestic Professional Market Opportunity
(Aggregate, by target profession employment - based on retail price)
$2,500,000,000
$2,000,000,000
$1,500,000,000
$1,000,000,000
$500,000,000
$0
Govt. - Post Office/TSA/
Heavy and Tractor-Trailer Truck Drivers
Light Truck Delivery Service Drivers (FedEx, UPS, etc.)
RealEstate (brokers & agents)
Healthcare (nurses, nursing aides, orderlies & attendants)
Sec. Guards - non licensed
Sec. Guards - pepper spray licensed

Source: U.S. Department of Labor & L. A. Davis & Associates

Professional International Markets

In many international markets, private security details are much more common than in the United States. Given the geographic revenue segmentation of the largest security firms, we estimate that the international private security market is currently 2.5x to 3.0x the size of the U.S. market, suggesting a sizable international opportunity for the G8-PDM. By all accounts, the global market is not only large but healthy. According to a recent Freedonia report, the global security market is forecasted to grow 7.4% per year through 2014, reaching $214 billion. In general, demand for security services is projected to be driven by rising urbanization, the real and perceived risks of crime and terrorism, the belief that public safety measures are insufficient, and the growth of a middle class with assets to protect and the means to pay for supplementary security. Countries such as Brazil, China, India, Mexico, South Africa and Russia are projected to achieve double-digit growth through 2014.

This interest was confirmed at a recent ASIS conference, one of the largest annual security industry shows, when Guardian 8 showed a prototype of its device. The company received significant interest from 25 dealers representing 18 countries, and most were ready to purchase the product on the spot.

Secondary Target: Consumer Market

Once the company builds up its brand recognition in the security and targeted professional markets, we anticipate that it will make a bigger push into the consumer market to expand its addressable market significantly. Early adopters will certainly purchase the G8-PDF over the next couple of years, but we do not expect the company to make a big push into the consumer market until mid-2014. The consumer opportunity is obviously a large one. As a proxy, there are roughly 80 million gun owners in the U.S.[7] A 2005 Gallup poll revealed that 47% of males polled owned a gun, compared with 13% of women. This dichotomy suggests that Guardian 8's consumer opportunity for the G8-PDM, like other pepper spray devices, is heavily skewed to the female demographic. Many women will continue to carry no self-defense devices while a minority will carry more powerful weapons as a handgun or TASER. By assuming that 1/3 of females between the ages of 18 and 64 are potential customers for the G8-PDM, we calculate an aggregate target market of 32.3 million women.[8] Assuming that women are 4x as likely to be a customer for this product than men would suggest a domestic target market of 7.7 million males (8% of men between the age of 18-64). We believe the technology incorporated into the G8-PDM will attract some male customers. In total, these assumptions suggest a total domestic target market of 40 million individuals.

Conservatively assuming that the international consumer market is only 2x the size of the U.S. market, given that price will be more of a limiting factor for consumers in some regions, suggests a target international consumer base of 98 million individuals and an aggregate target retail market of $24 billion. Adding up the total global aggregate opportunity: $55.7 billion. GRDH should have ample markets to sell in to; leaving marketing, manufacturing, and distribution as the critical elements that will determine the company's success, in our view.

[7] "Gun Ownership and Use in America," Gallup, Inc., November 2005.
[8] U.S. Census Bureau, 2010

Substantial Long-Term Global Opportunity


Guardian 8 - Global Market Opportunity
(Aggregate customer opportunity - based on retail price)
$60,000,000,000
$50,000,000,000
$40,000,000,000
$30,000,000,000
$20,000,000,000
$10,000,000,000
$0
Intenational consumer market
International professioanl market
US consumer market
US professional market

Sources: U.S. Department of Labor, Securitas, G4S, L. A. Davis & Associates

Regulatory Environment

Pepper Spray Regulations

One important issue for Guardian 8 is the way its device will be categorized by various government agencies. How the U.S. government categorizes the device could limit where the G8-PDM can be exported. Domestically, the company will have to deal with regulations that pertain to the use of pepper spray devices at the state level.

While the laser-targeting functionality of the G8-PDM may be restricted by government export laws for a limited number of countries, pepper spray is the only component of the G8 that can truly be considered a weapon. Pepper spray causes temporary blindness, pain, breathing problems and panic. When used excessively on someone with a preexisting medical condition, it can, in rare cases, even result in death. As such, the self-defense product is restricted in some states and countries. The size of the pepper spray canister and the percentage of capsaicin are regulated by some states.

By comparison, most states ban ECDs from schools and courts, and some have additional restrictions such as limiting their use to homes and businesses or, as with handguns, requiring concealed weapons permits to carry them in public. At the time of this report, Hawaii, Michigan, Massachusetts, Rhode Island, New York, New Jersey and the District of Columbia prohibit the use of ECDs by the general public. Unlike ECDs, pepper spray is regulated in only five states and the District of Columbia. These limited regulations restrict retailers by requiring a firearms identification card, in some cases, and by limiting the size of the canister and strength of the spray. Given this backdrop, the pepper spray regulatory environment should not limit the company's efforts to market the G8-PDM to the security guard market and should be only a slight headwind in the consumer market in the six areas that regulate the product (Appendix 4).

International Regulation Issues

The U.S. Department of Defense, through its International Traffic in Arms regulation (ITAR), controls the exportation of defense products—the types of products exported and the countries to which they are exported. Pepper spray devices are exempt from this regulation, and we believe the G8-PDM will be exempt as well. Additionally, the Department of Commerce will require an export license for each country into which the G8 is sold and will most likely limit the company from selling into the eight or so international markets for which our government has expressed human rights concerns. We expect Guardian 8, through its distributors, to deal with specific regulatory issues on a country-by-country basis, which will likely lengthen the sales cycle for international sales. Nonetheless, this sales cycle should be shorter than the one experienced by TASER in its early days because Guardian 8 will be selling known, proven and mature nonlethal technologies.

Leadership

Senior Management

Guardian 8 is currently run by its president/chief executive officer/secretary/ treasurer/chairman, Steve Cochennet (Appendix 1). Over the past two years his main responsibilities and accomplishments have been to advance the development of the G8-PDM, get the product ready for its initial production, raise the capital, and take the company public via an economical reverse merger with Global Risk Management & Investigative Solutions. In 2010 the company raised $615,000 through two private placements with the stock priced at $0.25 per share. With the company on the verge of becoming an operating entity and having recently recruited executive Paul Hughes and a trio of new board members (Appendix 1), Mr. Cochennet has recently announced his intention of stepping down from an operating role with the company once a new CEO is found. He will continue to serve on the board of directors, will remain instrumental in raising the needed capital to grow the company, and assist in the search for a new CEO.

The company is actively pursuing a new CEO—we suspect the ideal candidate is someone with direct knowledge of the personal defense device markets—and we expect a candidate to be chosen in 1H12. We also expect the company to hire an in-house engineer, a chief financial officer, a head of product training, and two sales executives in 1H12.

Paul Hughes was employed by Guardian 8 as a consultant in the spring of 2011 to help the company develop a marketing plan for the G8-PDM. He joined the company on a permanent basis in September 2011 as Chief of Operations. Mr. Hughes came from Earth 911, an Internet information company focused on the recycling market, where he was responsible for the development of the company's retail strategy. Prior to Earth 911, Mr. Hughes served as TASER International's director of new markets, where he developed that company's strategic plan for monetizing the institutional corrections and professional security markets—experience well suited for one who would be tasked with developing similar plans for Guardian 8. Prior to TASER, he was brand and licensing manager for Smith & Wesson (Nasdaq: SWHC), where he leveraged the iconic firearms brand into new revenue streams during a critical time for the company after it had returned to U.S. ownership. Given his background in the personal defense market, his experience developing new business in the professional security market, and his track record helping companies enter new markets and develop new revenue streams, we believe Mr. Hughes is well suited to his new role as Guardian 8's Chief of Operations.

New Board Members

Three new board members—Kathy Hanrahan, Jim Nolton and Corey Lambrecht—have recently joined the company, each of them bringing important expertise as Guardian 8 becomes an operating company (Appendix 1). Ms. Hanrahan runs a management consulting firm, New Horizons, preparing small private companies for new phases of growth. Prior to New Horizons, Ms. Hanrahan served as CEO of the TASER Foundation and president/COO/CFO of TASER International. With an engineering and defense Industry background, Mr. Nolton provides industry leadership as a long-term consultant for at Orbital Sciences, a manufacturer of rockets and satellites for commercial customers and the U.S. government, where he is responsible for leading multidisciplinary engineering experts and financial teams through the development process. Mr. Lambrecht is president of Earth 911, where he is responsible for day-to-day business operations and management, capital raising, board communication and investor relations. Prior to Earth 911, Mr. Lambrecht helped secure the financing for the acquisition of Smith & Wesson by Saf-T-Hammer. Post-acquisition, he led the "re-focus" strategy of Smith & Wesson—the divestiture of all noncore assets and right sizing of the business—which returned the company to profitability.

These new board members bring expertise in finance, marketing, engineering, capital raising, the personal defense market, government negotiations/regulatory issue management, business development, and international distribution—all critical to Guardian 8's success. They also expand the board's existing expertise in startups, capital raising, law, and business management, as well as the police and private investigation markets. We believe the current board is well constituted, given the current stage of Guardian 8's development and the markets in which the company hopes to participate.

Insider Ownership

All told, insiders (management and board members) own 25.4% of the outstanding common shares of GRDH (Appendix 5). Generally speaking, this percentage falls into the range we like to see with small capitalization companies (20% - 35%); enough ownership so that management is truly vested in the success of the company but below 50.1% — which would potentially allow management to act in their own interest without giving other shareholders a voice.

Manufacturing, Marketing & Training

Production Timeline

After showing G8-PDM prototypes to large potential customers over the past four months Guardian 8 has received a lot a good feedback and some suggestions for product tweaks to improve usability and durability—a good indication of true customer interest. Now incorporating some of these suggestions into the G8-PDM's specifications, the initial product tooling process should begin in 1Q12 with final product delivery scheduled in 3Q12. The Company will have prototypes featuring the new specifications in early 2012 to use for marketing purposes at industry events such as the International Security Industry Show (ISIS) which takes place during the first week of April.

In 2012 Guardian 8 will focus its marketing efforts on security trades shows including ISC-West in Las Vegas (March) and ASIS in Philadelphia (October), and by directly marketing to large security firms. The company intends to build the brand as "professional grade" then, once established, plans to pursue consumers who prefer best-in-class products.

The G8-PDM will be made by Chinese manufacturing partner Dagen Technologies, LLC. Based in China's Shenzhen province, Dagen is a contract manufacturer of numerous electronic devices including pepper spray guns, baby monitors, and intelligent appliances. While Guardian 8 will be solely reliant on Dagen initially, management is currently considering potential backup or secondary manufacturing partners. The first production run in 3Q12 will be roughly 100 units. These units will be used for durability and Federal Communications Commission (FCC) testing, and marketing. The FCC testing is standard to assure that G8-PDM is not creating excessive radio spectrum noise.

Dagen should easily meet the company's near-term production needs; Dagen estimate that they can produce 100,000 G8-PDMs per week once it reaches full production. The sales cycle with the large security companies will likely take some time. The companies will want a couple of units to test the devices themselves; they will want to run pilot programs, which typically take 90 days; and they will need to make budget dollars available. Using G8-PDM prototypes, Guardian 8 will heavily market to large potential customers over the next 9 months to expedite the budgeting process—getting G8-PDM purchase orders built into 2013 budgets. This 9 month marketing window should help shorten the sales cycle once product is available by enabling some companies to begin making major purchases in early 2013.

Future Product Plans

From an R&D perspective, Guardian 8 will look at simple near-term alterations to the G8-PDMto expand its market opportunity, such as eliminating the pepper spray capabilities for companies that do not want this functionality. It will also look at more complex long-term additions such wireless integration with home security systems and incorporating better information-logging capabilities, cellular triangulation, GPS location, and a cell phone into to device.

To finance its pending growth, Guardian 8 will have to raise a fair amount of capital—a process that is ongoing and expected to be completed in 1Q12.

Training the Trainer

In 1H12 the company will set up a "train the trainer" program for the G8-PDM similar to that run by other self-defense products companies. Working with one of the large contract security companies that already has a pepper spray training course, Guardian 8 plans to develop a program to train those who will train other users within the security industry. Management anticipates that many of the early G8-PDM adopters will want to become trainers. This program should help stimulate sales and created an additional, albeit low-margin, revenue stream for the company.

Financial Status & Forecast

Current Status

Guardian 8 finished 3Q11 (Sep) with $11,104 in cash on the balance sheet. In October the company added $100,000 to its cash balance via a 10% convertible note offering. As of the date of this report the company has an additional $280,000 in committed funding, also in the form a 10% convertible notes. GRDH is running a cash burn rate of roughly $25,000 per month. Obviously in need of additional capital to finance the growth ahead, management is in the midst of an equity financing round with the goal, we believe, to raise an additional $1.0 to $1.5 million. In regards to potential dilution there are currently 100,000 warrants associated with the October notes (each exercisable into 1 share at $0.25) and 280,000 in committed future warrants (each exercisable into 1 share at $0.35) associated with the committed $280,000 in convertible note funding. There are no outstanding options (Appendix 6).

2012 will be a year of major transition for Guardian 8. The company will focus on marketing and initial product tooling in the first half of the year (1H12) then, in 2H12, complete its initial test-unit production run, complete product testing, initiate its first major production run, and begin selling the G8-PDM to customers. The ramp in sales to the major security companies will take time as they test the product and adjust budgets to accommodate the device. Clearance for international distribution will also take time, but Guardian 8 should be able to get some of the red tape, such as DOD ITAR categorization (i.e. exemption), out of the way in 1H12. We are forecasting a modest international sales ramp beginning late in 2012. With the bulk of 2012 sales forecasted to come in 4Q12, Guardian 8 will need a fair amount of capital to make it through the year to pay for production, marketing, and expansion of its executive staff. The company will need approximately $750,000 just to meet our projections, and we therefore expect the company to raise roughly $1.0-$1.5 million via an equity offering in early 2012. Our detailed financial model (Appendix 6) assumes only the addition of the $280,000 in committed capital; therefore, we project a negative cash balance at the end of 2012. The model assumes the all debt ($380,000) is converted into shares in mid-2012 and that all warrants associated with the debt are exercised and converted into shares just prior to their 3 year expiration in late 2014 and early 2015.

2012–2016

Our detailed financial projections run through 2016 (Appendix 6). Our model assumes modest domestic sales beginning in 3Q12 and modest international sales beginning in late 4Q12. In total, we are projecting the company to sell 650 G8-PDMs in 2012, with many of these units being used for customer testing and in pilot programs. Our model projects a 2012 ending cash balance of ($332,000)—an obvious indication that the company needs capital to finance this transition to an operating concern. We think investors will be rewarded as our detailed forecast projects G8-PDM sales growing to just under 17,000 units in 2013. In 2016 we are projecting sales of 117,400 units, revenues of $26.9 million, net income of $6.2 million, and EBITDA of $10.6 million. Aggregate units sold over this time period total 258,000 units, which equates to less than 1% of the 40 million total target customers (professional and consumer) in the U.S. and less than 0.5% of the nearly 100 million target customers globally, detailed earlier in this report. Our forecast assumes the company will begin selling the product in big box retailers in mid-2014. We are forecasting the company to grow to 25 employees by the end of 2016.

Our forecast will naturally be compared with the results of TASER International in the late 1990s. On that basis it does reflect a faster adoption rate. It is important to note that Guardian 8 is selling a new combination of already proven nonlethal technologies, whereas TASER, at the time, was going through a missionary sales process of selling an unproven "less-lethal" device that was going to create a bevy of potential legal liabilities.

As for the accessories, we are forecasting that holsters will have a high attach rate of above 90% initially, but that the rate will drop over the course of our forecast as the company enters the consumer market and competitive accessories are a factor. We are projecting that the average consumer will use two practice pepper spray canisters initially and go through half a canister per year. As for training, we are projecting that 15% of the early adopters will go through the company's training program to become trainers themselves. We believe this estimate is reasonably conservative, and have this rate dropping to below 10% by 2015.

G8-PDM Forecasted as the Dominate Revenue Stream


GRDH Revenue Forecast by Product line
$30,000,000
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$0
2012e
2013e
2014e
2015e
2016e
Extended Warranty
Training
Holster
OC Spray
Practice Spray
G8-PDM

Source: L. A. Davis & Associates

From a component cost perspective, the G8-PDM should initially have a direct cost of goods of roughly 35%, therefore a direct gross profit margin of 65%. From an accounting perspective, which includes indirect costs that are typically higher per unit early on in a product's life, we are projecting gross margins of 52.7% in 2012, climbing to 63.4% in 2016. We are projecting a net loss of $609,000 in 2012, climbing to net income of $6.2 million, or $0.20 per share, in 2016. We are modeling a modest increase in the weighted average share count to account for shares awarded to management and the board over this time period, as well as the warrants already committed to note holders. Our EBITDA forecast of $10.6 million in 2016 reflects an EBITDA margin of 39.5%. We are projecting free cash flow to equity holders (FCFE) of $6.2 million in 2016.

Forecasted Revenue and EBITDA


Guardian 8 Holdings: Revenue and EBITDA
Actual and Forecasted
$30,000,000
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$0
($5,000,000)

	2009A	2010A	2011e	2012e	2013e	2014e	2015e	2016e
Revenues	-	-	-	166,498	4,197,650	11,160,361	18,148,935	26,919,275
EBITDA	-	($583,427)	($486,207)	($997,299)	$249,389	$2,850,310	$5,988,982	$10,645,872

Source: L. A. Davis & Associates

DCF Projections

Beyond 2016, we are using a two-stage discounted cash flow (DCF) forecast (Appendix 8) calling for average annual cash flow growth of 30% from 2017 to 2020, and then a terminal growth rate of 3.75%, which reflects a modest premium to the long-term historical U.S. inflation rate of 3.38%.

Valuation

Methodology

The objective of this report is to value the equity of Guardian 8. Our methodology was first to value a minority stake in the business (i.e., no control premium), acknowledging that it is a thinly traded public company (i.e., liquidity discount relative to more-liquid public comparables). We used two common valuation methods: an enterprise value to EBITDA (EV/EBITDA) multiple valuation based on our 2016 projections and a DCF valuation based on our forecast of free cash flow to equity holders (FCFE) using the capital asset pricing model (CAPM). We then averaged the two valuations.

While our model does not include the additional equity financing that will be needed to bridge GRDH to projected profitability in 2013, the per share dilution associated with this expected financing will be offset by an increase in net cash, and therefore enterprise value, in regards to our valuation—analogous to a venture capital premoney & postmoney valuations.

Multiple Valuation

Although EV/EBITDA was the basis for our multiple valuations, we also looked at price/earnings (P/E) and price/sales (P/S) multiples for validation. We first compiled a set of comparable public companies. Because there is no directly comparable group of public companies for Guardian 8, we selected a group of 30 small-cap (below $1.5 billion) companies in the defense (ex. aerospace), small tools and accessories, security products and services, and electronic equipment sectors. We believe this mix provides a reasonable group of comps and gives us enough data to generate meaningful valuation metrics. Of note: The single largest variable between this group and Guardian 8 is size—the median market capitalization for the group is $89 million, while GRDH sits at $8.9 million.

The comp group has a median current-year EV/EBITDA valuation of 6.4x, a P/E multiple of 15.1x, and P/S of 0.52x. To calculate an appropriate multiple for Guardian 8, we must adjust the public industry average. The major adjustment is for illiquidity; Guardian 8 is publically traded, but very thinly. The standard equity discount is generally 15% to 40% for private companies and varies according to size and profitability. Although Guardian 8 is a development-stage company, the fact that it is public with the high likelihood of future growth and improved liquidity ahead warrants a 15% discount to the group, in our view—equating to the low end for large private companies. With insider ownership below 50.1% there is no need for an insider-control discount.

In addition to the liquidity discount, we must account for differences in business risk. All these comparable companies have established businesses. As a pre-revenue company, Guardian 8 carries significantly more business risk. We also need to account for financial risk. Although management has added $100,000 in short-term financing, $280,000 in committed financing, and reduced the cash burn rate to about $25,000 per month, they will need to raise a significant amount of capital to bridge the company to profitability. Management has proven its ability to raise capital when needed, but it does add financial risk. This company-specific risk is reflected in its beta, which determines the appropriate discount rate for our projections.

As described in our DCF valuation section below, we have arrived at an unlevered beta ($beta_u$) of 4.57, which equates to a discount rate of 28.7%. As a cross check, this discount rate is in the range of that for late-stage venture capital financing (30%)[9], which is appropriate for Guardian 8.

Applying the industry median EV/EBITDA multiple of 5.43x to our 2016 EBITDA forecast of $10.65 million and adding back our projected net cash balance of $12.94 million results in a forward valuation of $70.63 million. This forward valuation equates to 11.3x on a P/E basis, a sizable discount to the industry median valuation of 15.1x. On an EV/Sale basis it equates 2.15x a which is premium to the industry median of 0.52x, but warranted given the healthy cash flow margin we are forecasting.

Discounting this forward valuation back to the present at our estimated cost of equity of 28.7% (see DCF valuation) results in a pre-liquidity discount equity valuation of $20.0 million. Discounting this valuation 15% for illiquidity results in a present multiple equity valuation of $17.0 million, or $0.62 per share.

As prudence would suggest for the purposes of this report, our valuation multiples are conservative. If Guardian 8's revenue growth and profitability unfold as projected, and the story gains momentum, these shares could certainly trade at much higher multiples.

DCF Valuation

We performed a FCFE DCF valuation using three growth stages: our detailed forecast range (2012–2016), a second growth phase (2017–2020), and a terminal growth period. These cash flows were discounted back to the present at a cost of equity reflecting appropriate risk as if the shares experienced average trading volume (i.e. liquid), and then this "liquid" present value was discounted to reflect the shares' lack of liquidity, giving us our final DCF valuation.

The inputs to build our DCF valuation are as follows (Appendix 8): For the risk-free interest rate we used the 10-year U.S. Treasury note, currently yielding 1.95%. Our equity risk premium (expected premium of the market over the risk-free rate) estimate of 5.5% is within the historically accepted range of 4% to 8% and in line with the average range of 5.0% to 5.7% used by analysts globally in 1H10[10].

For Guardian 8's beta (measure of volatility or risk), we started with the unlevered beta (b_U) as this beta excludes the effect of leverage, or debt. The median B_U of our comp group is 0.92. Given that Guardian 8 is significantly smaller with a higher risk profile than the average company in this group, we used the B_U of the top quartile (1.66) as our base. Applying a 3x premium to the top quartile yields an estimated B_U of 4.57, equating to 5x the beta of the entire group—a reasonable reflection of the risk inherent in a pre-revenue company. To lever this $beta_U$ we estimate the company's long-term target debt/total capital (D/TC) ratio at 10%, assuming that Guardian 8, with its outsourced manufacturing model, will take on only a modest amount of debt over time. This assumption results in an estimated leveraged beta (B_L) of 4.87 and a cost of equity (K_S) estimate of 28.7%. Discounting our FCFE to the present at 28.7% results in a pre-liquidity discount present value of $16.4 million (Appendix 8). Discounting this

[9] "Why Do Venture Capitalists Use Such High Discount Rates," Sanjani Bhagat, UC Bolder, March 2005.

[10] "Market Risk Premium Survey," Pablo Fernandez and Javier del Campo, IESE Business School, 2010.

figure to account for the 15% liquidity discount gives us a current DCF valuation of $14.0 million, or $0.51 per share.

Averaging our EV/EBITDA and DCF valuations gives us our equity valuation of $15.5 million, or $0.56 per share.

The above valuation represents what we believe to be the present intrinsic-value of a minority ownership stake. As such, we believe GRDH is undervalued in the public market as defined by the last public trade at $0.32 per share.

Forward Valuations

As presented above, our valuation is discounted to the present. Looking forward two years, our projections suggest a forward valuation (i.e. 24-month target price) of $26.2 million, or $0.88 per share. For the forward valuations implied by our projections and analysis see chart below.

GRDH - Implied Forward Valuations


Forward Valuations, year-end
Minority Interest on a per share basis
2013
$0.88
2014
$1.11
2015
$1.40
2016
$1.74

Source: L.A. Davis & Associates

Risks to Consider

- Guardian 8 is a development-stage company with no revenue and an unproven business model, essentially a late-stage startup. As such, there is significant risk associated with the company's ability to generate revenue and becoming a self-sustaining profitable entity.

- With less than $100,000 on the balance sheet at the time of this report and burning approximately $25,000 per month, there is sizable near-term financial risk associated with Guardian 8. The recently committed $280,000 in additional funding along with management's proven ability to raise needed capital does minimize this near-term financial risk. That being said, management will need to raise additional capital just to operate "as is" past 2Q12, and they will have to raise approximately $750,000 just to meet our projections.

- Despite solid leadership the company currently has numerous executive positions to fill, including CEO, as it makes the transition to an operating company. These vacancies create uncertainty and therefore additional risk. Hiring the right candidates will be critical to Guardian 8's future success.

- Guardian 8's business model depends on compliance with various regulatory entities, including the U.S. and foreign governments. The inherent bureaucracy associated with these entities, such as how the G8-PDM is categorized by the Department of Defense and the need for export licenses from the Department of Commerce have the potential to delay sales and push out the company's profitability.

- Guardian 8's future success is based solely on the acceptance of the G8-PDM by certain professionals and consumers. The product has yet to go through tooling and its first production run, adding risk to Guardian 8's ability to deliver a high-quality product that will be demanded in quantity. Any major production problems or product performance issues could be significantly detrimental to the company.

- As a personal defense device the G8-PDM will be used in violent confrontations, some resulting in serious injuries or even fatalities. This could expose the company to lawsuits, whether frivolous or merited. Operating in this market results in higher-than-average legal risk.

- Although GRDH is publically traded, the trading volume is minuscule, adding liquidity risk for investors.

Appendix 1: Management Biographies

Senior Management	Biography
Executives	
Steve Cochennet Chairman, President & CEO	Mr. Cochennet has served as CEO of GRDH since its founding in 2009. He recently announced his intention of stepping down from an operating role with GRDH (as President & CEO) once a new CEO is found. He will remain Chairman of the Board. Prior to GRDH Mr. Cochennet served as Chairman of EnerJex Resources, Inc., a publicly traded and SEC registered company, from August 2006 to January 2011. Prior to joining EnerJex, Mr. Cochennet formed and was the President of the CSC Group, LLC through which he provided capital formation, corporate development, and transaction structuring services to a client list including Fortune 500 corporations. From 1985 to 2002, he held several executive positions with UtiliCorp United Inc. Mr. Cochennet graduated from the University of Nebraska with a B.A. in Finance and Economics.
Paul Hughes Chief of Operations & Security Sales	Mr. Hughes joined Guardian 8 in September 2010. Prior to joining Guardian 8 Mr. Hughes served as Director of the Retail Strategy Group for Earth911.com, an environmental services company that addresses product end-of-life solutions for businesses and consumers. Prior to Earth 911 Mr. Hughes served as Director of New Markets for TASER International (Nasdaq: TASR). His role with the $100 million company included the discovery of expansion markets and the development of strategic and tactical plans that would deliver the forecast revenue in the Institutional Corrections and Professional Security marketplaces. Prior to TASR Mr. Hughes served as Brand & Licensing Manager for Smith & Wesson (Nasdaq: SWHC) while the company was being returned to US ownership and a listing on the New York Stock Exchange. His role as allowed the company to leverage its 150 year-old brand and deliver alternative revenue streams during a critical reorganization of the company. Mr. Hughes is a former United States Marine and was honorably discharged in 1991 after six years of enlisted service including Operations Desert Shield/Storm. Mr. Hughes completed his MBA in Global Management & Leadership at Arizona State University and the Entrepreneurship Development Program at Massachusetts Institute of Technology.
Board of Directors	
Jim Nolton Director	Mr. Nolton Joined the GRDH board in December 2011. Mr. Nolton currently serves as Strategic Business Development Manager for Orbital Sciences Corp. (NYSE: ORB where he is responsible for leading multi-discipline engineering and financial teams through the entire new business development process from concept architecture to contract definition and execution. Prior to ORB Mr. Nolton served Co-founded Mobility Electronics, electronics design and manufacturing firm. Prior to Mobility Electronics Mr. Nolton served as Sr. Program Manager for Unitech Industries and as Aerospace Systems Engineer & Proposal Leader for General Dynamics. Mr. Nolton has a Masters Degree in Global Business Strategies from USC/ASU and a Bachelors Degree in Mechanical Engineering from Northern Arizona University.
Kathy Hanrahan Director	Ms. Hanrahan Joined the GRDH board in December 2011. Ms. Hanrahan is a private management consultant and the founder of New Horizons Management Inc. NMH specializes in assisting small private companies prepare for their next phase of growth. Prior to establishing her firm in 2010, Kathy served as the Co-Chairperson for the TASER Foundation Board of Directors, as well as the organizations President and Chief Executive Officer. Prior to her involvement with the TASER Foundation, Ms. Hanrahan served as the President and Chief Operating Officer of TASER International. During her more than 12 year tenure with TASER International, she filled a number of key executive roles. In 2003, after two years of serving as the Company's CFO, Kathy was asked to add the responsibilities for the Chief Operations Officer, specifically, the divisions of Manufacturing and Logistics to her areas of direct accountability.
Corey Lambrecht **Director**	Mr. Lambrecht joined the GRDH board in December 2011. He currently serves as President for Earth911 Inc. where he is responsible for day business operations, management, raising capital, board communication and investor relations. Mr. Lambrecht has more than 14 years of experiences as a public company executive specializing in strategic acquisitions and new business development. He was instrumental in arranging the financing for the acquisition of Smith & Wesson Holding Corporation (NASDAQ: SWHC) by the publicly traded Saf-T-Hammer Corp. Mr. Lambrecht served as the President of Smith & Wesson's Licensing, Advanced Technologies and Interactive Marketing divisions. His prior experience includes serving as President of A For Effort, an interactive database marketing company, and as a pre-IPO founder of Premium Cigars International, and VP Sales/Marketing for ProductExpress.com. He also serves as a Director for Lifestyle Wireless/Text-a-Day (leading Mobile Giving and Marketing Platforms) and for CUI Global Inc. (OTCBB: CUGI). Mr. Lambrecht is a Certified Director from the UCLA Anderson Graduate School of Management accredited Directors program.
Loren Moll Director	Since November 1996, Mr. Moll has been a partner of Caldwell & Moll, L.C., a law firm in Overland Park, Kansas. Mr. Moll has 24 years of experience in the practice of law. His practice has focused on the representation of small businesses and entrepreneurs concerning a wide array of both every day and complex legal issues. In addition to practicing law, since 2003 Mr. Moll has served as a director of Petrol Oil and Gas, Inc., a publicly traded energy development company, where he has also served as President and CEO.
James Miller Director	Mr. Miller is a founder and founding Director of Guardian 8. Mr. Miller retired in 2002 as Chief Executive of Utilicorp United's business unit which had electric and natural gas transmission and distribution assets serving 1.3 million customers. He joined Utilicorp in 1989 and served as President of Michigan Gas Utilities and as President of Utilicorp's WestPlains Energy division. Miller currently is a member of the board of publically traded EnerJex Resources, Inc. and has served on Boards of Corporations listed on the NYSE, NASDAQ and Australian Stock Exchange.
Kyle Edwards Director	Mr. Edwards was the president and a director of Global Risk before the merger with Guardian 8. Mr. Edwards is also President of International Investigative Solutions, an investigative company specializing in employment backgrounds, gaming compliance, criminal and internal investigations. Mr. Edwards has thirty four years of investigative experience. Mr. Edwards is a prior chief law enforcement officer with the Las Vegas Metropolitan Police Department, retiring after twenty six years as a Deputy Chief of Investigations.

Source: Guardian 8 Holdings

Appendix 2: Organizational Chart, 2011–2014 (Projected)


Guardian 8 Organization Chart
December 10, 2011
(Planned & Actual)
•Loren Moll (Chmn.)
•Kathy Hanrahan
•Jim Nolton
•Kyle Edwards
•Steve Cochennet
•Corey Lambrecht
•Jim Miller
7 Seat Board of Directors
Chief Executive
Steve Cochennet
Operations
Paul Hughes
Research & Development
Jim Nolton
Sales & Marketing
Paul Hughes
Finance
R. Dumovich
Legal
A. DeMint
Administrative Support
Manufacturing
Import/Export
Compliance
Training support
Supply Chain Mgmt.
Warrantee Service
Shipping/Receiving
Industrial Design
Reliability
Failure Analysis
Version control
IP development
Customer Ideation
Cost/Benefit Analysis
Make/Buy decisions
Revenue Generation
Training development
Client Support
Print Media
Online media
Trade Show & Events
Business Development
Packaging
Website Presence
Channel Management
Public Statements
Investor Relations
Cash Management
Payroll & Benefits
Expense Reimbursement
Collections
Revenue Recognition
Export Associate [future role]
Chief Instructor [future p/t role]
Master Instructor [future p/t role]
Master Instructor [future p/t role]
Retail Manager [future role]
Sales Associate [future role]
Sales Associate [future role]
Service Associate [future role]
Service Associate [future role]
Service Associate [future role]

Source: Guardian 8 Holdings

This research report reflects an independent analysis of Guardian 8 Holdings. The opinions, financial forecast, and valuation reflect the view of the author. Please refer to page 28 for risk factors and page 39 for detailed disclosures.

Appendix 3: Front Page of Patent Filing

US 20090315703A1

(19) **United States**
(12) **Patent Application Publication**
Ross, JR. et al.

(10) **Pub. No.: US 2009/0315703 A1**
(43) **Pub. Date: Dec. 24, 2009**

(54) **PHYSICAL SECURITY DEVICE**

(75) Inventors: **Charles A. Ross, JR.**, Olathe, KS (US); **Steve L. Phillips**, Olathe, KS (US); **Keith E. Pierce**, Stilwell, KS (US)

Correspondence Address:
ERICKSON, KERNELL, DERUSSEAU & KLEY-PAS, LLC
800 W. 47TH STREET, SUITE 401
KANSAS CITY, MO 64112 (US)

(73) Assignee: **Charles A. Ross, JR.**, Olathe, KS (US)

(21) Appl. No.: **12/490,461**

(22) Filed: **Jun. 24, 2009**

Related U.S. Application Data

(60) Provisional application No. 61/075,089, filed on Jun. 24, 2008.

Publication Classification

(51) **Int. Cl.**
G08B 1/08 (2006.01)
H04B 1/38 (2006.01)
H04B 7/00 (2006.01)

(52) **U.S. Cl.** **340/539.11**; 455/557; 455/41.2

(57) **ABSTRACT**

A security device paired with a user's cell phone is operable by either a trigger or an accelerometer. The device includes visual and audio alarms, a prerecorded message and an audio recording of the ambient noise. Depression of the trigger will spray mace onto an attacker, activate the alarms and alternately send the message and recording to 9-1-1 or other security monitor. Alternatively, the accelerometer will so activate the device. The alarms and transmissions are synchronized so as to not interfere one with the other. Direct communication with 9-1-1 via the Bluetooth®/cell phone interface is immediately established either by a push-to-talk button or at the termination of a predetermined alarm and message transmission period.


PICONET
2.4 Ghz
RANGE
30 FEET PLUS
824-849 MHz
1850-1910 MHz
NETWORKED BASED TECHNOLOGY
HANDSET BASED TECHNOLOGY
PSAP (PUBLIC SAFTEY ANSWERING POINTS)
OR 911 CALL CENTERS
CELLPHONE
WITH
BLUETOOTH
CELL
TOWER
PSG WITH
BLUETOOTH

Source: U.S. Patent Office

Appendix 4: Pepper Spray Regulations by State

The following five states and the District of Columbia have outlined specific restrictions and laws for purchasing traditional pepper sprays (excludes animal/bear spray regulations):

California: Canisters must be less than 2.5 ounces and must be used for self-defense purposes only. Anyone using pepper spray out of anger or for other non-self-defense purposes can receive a fine of $1,000 and/or up to three years in prison.

Massachusetts: Traditional pepper sprays are available only through local licensed firearms dealers and cannot be purchased through online websites. A purchaser may also need a Firearms Identification Card (FID) before acquiring traditional pepper spray.

Michigan: Must be less than 35 grams of product and 2% or less OC concentration. OC pepper sprays only. No UV dyes.

New York: Traditional pepper spray can be sold in pharmacies and by licensed firearms dealers locally. A purchaser may also need a Firearms Identification Card (FID) before acquiring traditional pepper spray.

Wisconsin: Pepper spray only, meaning devices cannot contain Mace, tear gas or UV dyes. Cannot be stronger than 10%. Safety features such as a flip-top cap required. Weight allowed is 15–60 grams and should not contain more than 2 ounces. Must be 18 or older to carry pepper spray.

Washington, D.C.: Must register pepper spray possession with local law enforcement.

Source: Pepper Spray Store

Appendix 5: Major Shareholder & Insider Ownership

*The following table presents information, to the best of the GRDH's knowledge, about the beneficial ownership of its common stock as of **January 6, 2012**, held by those persons known to beneficially own more than 5% of its capital stock and by its directors and executive officers. The percentage of beneficial ownership for the following table is based on **27,592,318** shares of common stock outstanding.*

Name of Beneficial Owner[1]	Number of Shares	Percent of Outstanding Shares of Common Stock[2][3]
C. Stephen Cochennet, CEO/President and Director	4,529,500[4]	16.3%
James G. Miller, Director	1,680,000[5]	6.1%
Kyle Edwards, Director	425,911[6]	1.5%
Loren Moll, Director	200,000	0.7%
Jim Nolton, Director	80,000[7]	0.3%
Corey Lambrecht, Director	75,000[8]	0.3%
Kathleen Hanrahan, Director	60,000	0.2%
Directors, Officers and Beneficial Owners as a Group	**7,050,411**	**25.4%**

[1] As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). The address of each person is care of the Registrant, 11006 Parallel Parkway, Suite 200, Kansas City, KS 66109.

[2] Figures are rounded to the nearest tenth of a percent.

[3] Based upon 27,592,318 shares of common stock outstanding.

[4] Includes 100,000 warrants to purchase shares of common stock exercisable at $0.35 per share through October 12, 2014 and 60,000 warrants to purchase shares of common stock exercisable at $0.25 per share through January 5, 2015.

[5] Includes 50,000 warrants to purchase shares of common stock exercisable at $0.25 per share through January 5, 2015.

[6] Includes 25,000 warrants to purchase shares of common stock exercisable at $0.25 per share through January 5, 2015.

[7] Includes 20,000 warrants to purchase shares of common stock exercisable at $0.25 per share through January 5, 2015.

[8] Includes 15,000 warrants to purchase shares of common stock exercisable at $0.25 per share through January 5, 2015.

Source: Guardian 8 Holdings

Appendix 6: Historical & Projected Financial Statements

Guardian Holdings, Inc.
historical and projected financial statements

Consolidated Balance Sheet	2009A	2010A	2011e	2012e	2013e	2014e	2015e	2016e
Cash & Equivalents	15	290,829	45,829	(332,318)	995,361	3,014,725	6,692,085	12,936,369
Accounts Receivable	-	-	-	16,650	503,718	1,227,640	1,814,893	2,422,735
Other			10,000	416	10,494	22,321	27,223	26,919
Total Current Assets	**15**	**290,829**	**55,829**	**(315,252)**	**1,509,573**	**4,264,685**	**8,534,201**	**15,386,023**
PP&E	-	-	-	50,000	142,850	247,422	387,041	531,694
Trademark & Patent	10,084	9,568	9,052	8,536	8,020	7,504	6,988	6,472
Other								
Total Assets	**10,099**	**300,397**	**64,881**	**(256,716)**	**1,660,443**	**4,519,612**	**8,928,231**	**15,924,189**
Accounts Payable	75,669	37,410	25,000	28,937	86,026	235,332	406,318	640,126
Accrued liabilites	-	-	-	3,330	73,459	251,108	453,723	807,578
ST Debt	275,000	100,000	100,000	100,000	100,000	100,000	100,000	100,000
Total Current Liabilities	**350,669**	**137,410**	**125,000**	**132,267**	**259,485**	**586,440**	**960,041**	**1,547,704**
L-T Debt - net of current portion	-	-	-	-	-		-	-
Deferred Tax Liability								
Total Liabilities	**350,669**	**137,410**	**125,000**	**132,267**	**259,485**	**586,440**	**960,041**	**1,547,704**
Total Shareholder Equity	**(340,570)**	**162,987**	**(60,119)**	**(388,983)**	**1,400,959**	**3,933,171**	**7,968,189**	**14,376,485**
Total Liabilities & SE	**10,099**	**300,397**	**64,881**	**(256,716)**	**1,660,443**	**4,519,612**	**8,928,231**	**15,924,189**
Working Capital (ex. cash and S-T Debt)	**(75,669)**	**(37,410)**	**(15,000)**	**(15,201)**	**354,727**	**763,520**	**982,076**	**1,001,950**
Net Cash Balance (less Debt)	**(274,985)**	**190,829**	**(54,171)**	**(432,318)**	**895,361**	**2,914,725**	**6,592,085**	**12,836,369**
Net Cash Per Share	**-$0.01**	**$0.01**	**$0.00**	**-$0.01**	**$0.03**	**$0.10**	**$0.21**	**$0.41**
Outstanding Common Shares	21,250,000	26,802,318	27,412,318	29,130,000	29,854,500	30,448,590	31,054,562	31,672,653
Balance Sheet Ratios								
Current Ratio		2.1	0.4	-2.4	5.8	7.3	8.9	9.9
Quick Ratio		0.0	0.1	0.1	2.0	2.1	1.9	1.6
Long-Term Debt to capitalization		**0.0%**	**0.0%**	**0.0%**	**0.0%**	**0.0%**	**0.0%**	**0.0%**
Ave. Asset Turnover (ttm)				NM	5.98x	3.61x	2.70x	2.17x
Return on Average Equity (ttm)				**NM**	**204.7%**	**62.2%**	**58.6%**	**55.5%**
Return on Average Assets (ttm)				NM	32.3%	89.5%	86.4%	83.1%
Collection Period (days)				37	44	40	37	33

Guardian 8 Holdings

Common Stock, Warrants, and Options
as of January 6th, 2012

Shares of Common Stock Issued to Date	**27,592,318**	
		Weighted ave. strike price
Stock Purchase Warrants	100,000	**$0.35**
Stock Options	-	NA
Fully Diluted Sharecount	27,692,318	
Shares repurchased with cash from conversion (using most recent trade of $0.40)	87,500	
Treasury Method Diluted Sharecount	**27,604,818**	

Source: Guardian 8 Holdings and L. A. Davis & Associates

Guardian Holdings, Inc.

Historical and projected financial statements

Revenue Drivers	2009A	2010A	2011e	2012e	2013e	2014e	2015e	2016e
Units								
G8-PDM	-	-	-	650	16,856	46,051	77,043	117,413
Aggregate # of G-8s sold				650	17,506	63,557	140,599	258,012
Accessories								
Practice Spray				1,300	32,026	82,891	130,972	176,119
PS attach rate (ave. #sold per new G8 sold)				2.0	1.9	1.8	1.7	1.5
OC Spray				325	7,585	18,420	28,506	38,746
oc attach rate (annl. #sold per agg. #units sold)				0.50	0.45	0.40	0.37	0.33
Holster				618	15,170	36,840	57,782	82,189
holster attach rate % (per # of G8 units sold)				95%	90%	80%	75%	70%
Training Attach Rate % (per new G8 unit sold)				15.0%	12.0%	10.0%	8.5%	7.5%
Training				98	2,023	4,605	6,549	8,806
Extended Warranty Attach Rate % (per new G8 sold)				27.0%	26.5%	25.0%	20.0%	15.0%
Extended Warranty				176	4,467	11,513	15,409	17,612
Y/Y Unit Growth								
G8-PDM					2593.2%	173.2%	67.3%	52.4%
Accessories								
Practice Spray					2363.6%	158.8%	58.0%	34.5%
OC Spray					2233.9%	142.8%	54.8%	35.9%
Holster					2356.7%	142.8%	56.8%	42.2%
Total Accessories					2593.2%	173.2%	67.3%	52.4%
Training					1974.6%	127.7%	42.2%	34.5%
Extended Warranty					2445.2%	157.7%	33.8%	14.3%
Unit Pricing (wholesale)								
G8-PDM				$189.00	$189.00	$189.00	$189.00	$189.00
Accessories								
Practice Spray				$3.50	$3.50	$3.50	$3.50	$3.50
OC Spray				$6.50	$6.50	$6.50	$6.50	$6.50
Holster				$16.00	$16.00	$16.00	$16.00	$16.00
Training				$179.00	$179.00	$179.00	$179.00	$179.00
Extended Warranty				$55.00	$55.00	$55.00	$55.00	$55.00
Revenues								
G8-PDM				$122,850	$3,185,784	$8,703,562	$14,561,059	$22,191,054
Accessories								
Practice Spray				$4,550	$112,092	$290,119	$458,404	$616,418
OC Spray				$2,113	$49,304	$119,732	$185,288	$251,851
Holster				$9,880	$242,726	$589,448	$924,512	$1,315,025
Total G8-PDM				$16,543	$404,123	$999,298	$1,568,203	$2,183,294
Training				$17,453	$362,067	$824,306	$1,172,204	$1,576,269
Extended Warranty				$9,653	$245,676	$633,196	$847,469	$968,657
Total Revenues				$166,498	$4,197,650	$11,160,361	$18,148,935	$26,919,275

Source: Guardian 8 Holdings and L. A. Davis & Associates

Guardian Holdings, Inc.

Historical and projected financial statements

Consolidated Income Statement *	2009A	2010A	2011e	2012e	2013e	2014e	2015e	2016e
Revenues	-	-	-	**166,498**	**4,197,650**	**11,160,361**	**18,148,935**	**26,919,275**
Cost of Revenues				78,741	1,720,517	4,278,768	6,771,961	9,848,087
Gross Profit	-	-	-	87,757	2,477,132	6,881,593	11,376,973	17,071,187
Sales & Marketing		-	-	109,000	273,699	1,235,204	1,756,460	2,109,508
General & Administrative		367,076	484,552	751,056	1,650,069	2,476,754	3,296,559	3,965,761
Research and Development		216,351	1,655	225,000	303,975	319,326	334,973	350,046
Depreciation & Amortization		516	516	832	21,821	76,790	146,546	225,341
Total Operating Expenses		583,943	486,723	1,085,888	2,249,564	4,108,073	5,534,538	6,650,656
Operating Income (loss)	-	**(583,943)**	**(486,723)**	**(998,132)**	**227,569**	**2,773,520**	**5,842,435**	**10,420,531**
Interest (Income)			-	1,500	933	8,885	30,339	88,749
Interest Expense			2,083	15,000	-	-	-	-
Total Other Expense (Income)	-	-	2,083	16,500	933	8,885	30,339	88,749
Pretax Income (Loss)	-	**(583,943)**	**(488,806)**	**(1,014,632)**	**226,635**	**2,764,635**	**5,812,096**	**10,331,782**
Provision for Taxes	-	-		(405,853)	(809,295)	1,105,854	2,324,838	4,132,713
Net Income	-	**(583,943)**	**(488,806)**	**(608,779)**	**1,035,931**	**1,658,781**	**3,487,258**	**6,199,069**
Earnings per share		**($0.02)**	**($0.02)**	**($0.02)**	**$0.03**	**$0.05**	**$0.11**	**$0.20**
weighted outstanding shares		25,146,282	26,950,000	28,980,000	29,704,500	30,298,590	30,904,562	31,522,653
Revenues per share		-	-	**$0.01**	**$0.14**	**$0.37**	**$0.59**	**$0.85**
EBITDA	-	**($583,427)**	**($486,207)**	**($997,299)**	**$249,389**	**$2,850,310**	**$5,988,982**	**$10,645,872**
EBITDA per share		**($0.02)**	**($0.02)**	**($0.03)**	**$0.01**	**$0.09**	**$0.19**	**$0.34**
***Free Cash Flow to Equity Holders (FCFE)**		**(583,556)**	**(488,290)**	**(657,745)**	**587,823**	**1,201,778**	**3,240,248**	**6,204,536**
FCFE per share		**-$0.02**	**-$0.02**	**-$0.02**	**$0.02**	**$0.04**	**$0.10**	**$0.20**

** **Notes**: Projections based on assumptions discussed in this report (dated January 2012) and U.S. generally accepted accounting principals (GAAP). In addition to financing already closed as of the date of the report this model assumes only the currently (as of 1/6/2012) committed capital of $280,000 in the form of 10% convertible notes to be closed in early 2012. This model does not assume any additional financing, though the negative cash balances confirm that Guardian 8 will beed to raise a significant amount of capital to meet these growth projections. Free cash flow to equity holders (FCFE) defined as "net income plus non cash charges less fixed capital investment less working capital investment plus net borrowing".*

Income Statement Ratios	2009A	2010A	2011e	2012e	2013e	2014e	2015e
Gross Margin			**52.7%**	**59.0%**	**61.7%**	**62.7%**	**63.4%**
Sales & Marketing - % sales			65.5%	6.5%	11.1%	9.7%	7.8%
G&A -% of Sales			451.1%	39.3%	22.2%	18.2%	14.7%
R&D -% of Sales			135.1%	7.2%	2.9%	1.8%	1.3%
Operating Margin			(599%)	5.4%	24.9%	32.2%	38.7%
EBITDA Margin			**(599%)**	**5.9%**	**25.5%**	**33.0%**	**39.5%**
Net Margin			(366%)	24.7%	14.9%	19.2%	23.0%
Pro forma Net Margin			(365%)	25.2%	15.6%	20.0%	23.9%
Effective Tax Rate			40.0%	(357%)	40.0%	40.0%	40.0%
Growth YoY%							
Revenues			**NM**	**2421.1%**	**165.9%**	**62.6%**	**48.3%**
Gross Profit			NM	2722.7%	177.8%	65.3%	50.1%
Sales & Marketing			NM	151.1%	351.3%	42.2%	20.1%
G&A			55.0%	119.7%	50.1%	33.1%	20.3%
R&D			NM	35.1%	5.1%	4.9%	4.5%
Operating expenses			123.1%	107.2%	82.6%	34.7%	20.2%
Operating Income			NM	(122.8%)	1118.8%	110.7%	78.4%
EBITDA			**105.1%**	**(125.0%)**	**1042.9%**	**110.1%**	**77.8%**
Net Income			24.5%	(270.2%)	60.1%	110.2%	77.8%

Cash Flow, abbr.	2009A	2010A	2011e	2012e	2013e	2014e	2015e	2016e
Depreciation & Amortization	387	387	516	832	21,821	76,790	146,546	225,341
Change in Working Capital (ex cash & S-T debt)				201	(369,928)	(408,793)	(218,556)	(19,874)
OPERATING CASH FLOWS	(189,560)	(585,111)	(345,000)	(608,147)	1,427,680	2,144,364	3,852,360	6,444,284
Capital Expenditures				(50,000)	(100,000)	(125,000)	(175,000)	(200,000)
INVESTING CASH FLOWS	-	-	-	(50,000)	(100,000)	(125,000)	(175,000)	(200,000)
				-	-	-	-	-
FINANCING CASH FLOWS	100,000	965,500	100,000	280,000	-	-	-	-
NET REPORTED CASH FLOWS	(89,560)	380,389	(245,000)	(378,147)	1,327,680	2,019,364	3,677,360	6,244,284

Source: Guardian 8 Holdings and L. A. Davis & Associates

Appendix 7: Public-Company Comparative Valuations

Small Capitalization Companies Defense (ex Aerospace), Small Tools & Accessories, Security & Protection Services, Electronic Equipment		Market Cap ($M)	L-T Debt/ Tot. Cap %	EPS Fwd LTGR %	P/E CFY-e	P/E 5yr Ave.	PEG Ratio	P/EBITDA CFY-e	EV/EBITDA CFY-e	EBITDA Margin CFY-e	P/Sales CFY-e	EV/Sales TTM	Gross Profit %	ROE	ROA	Div Yield %	Beta L	Beta U
December 9th, 2011																		
AVAV	Aerovironment Inc	$690	0.0	20.8	24x		1.2x	13.3x	10.1x	15.8%	2.1x	1.6x	38.8	8.6	8.0	0.0	0.60	0.60
ASEI	American Science & Engineering Inc	$649	3.1	12.7	23x	22.6x	1.8x	11.4x	8.4x	25.1%	2.9x	1.9x	45.9	19.6	13.0	1.9	0.75	0.74
BTN	Ballantyne Strong Inc	$54	0.0		6x	36.7x							18.2	17.8	11.2	0.0	0.75	0.75
CSCD	Cascade Microtech Inc	$42	0.0					5.1x	2.1x	7.7%	0.4x	0.2x	37.9	(14.7)	(12.6)	0.0	0.22	0.22
CKP	Checkpoint Systems Inc	$482	17.0		30x	31.9x		6.9x	6.1x	8.0%	0.6x	0.5x	41.4	4.7	3.2	0.0	1.49	1.33
COBR	Cobra Electronics Corp.	$31	0.0		15x	-3.9x							27.0	4.6	3.5	0.0	0.82	0.82
MOC	Command Security Corp.	$16	0.3		11x	19.9x				0.0%	0.1x	0.1x	14.1	10.1	5.7	0.0	0.33	0.33
CVU	CPI Aerostructures Inc	$96	2.6	25.0	14x	33.8x	0.5x	8.3x	8.3x	15.6%	1.3x	1.7x	13.9	1.3	1.2	0.0	0.97	0.95
DSS	Document Security Systems Inc	$59	39.6										22.6	(165.5)	(40.4)	0.0	0.41	0.29
EK	Eastman Kodak Company	$275							2.4x	-1.1%	0.0x	0.0x	27.2		(8.9)	0.0	1.66	1.66
EDAC	Edac Technologies Corp.	$48	28.4			7.1x							10.9	3.5	2.5	0.0		
ESYS	Elecsys Corp.	$17	40.7			23.8x							30.5		(2.2)	0.0		
MSN	Emerson Radio Corp.	$43	0.5			17.2x							15.2	29.3	16.3			
KAMN	Kaman Corp.	$784	27.9	17.0	15x	18.0x	0.9x	6.8x	7.7x	7.6%	0.5x	0.6x	27.7	11.3	5.2	2.1	1.41	1.14
KOSS	Koss Corp.	$38	9.3			20.9x							41.6		(14.2)	4.6		
KTOS	Kratos Defense Security Solutions	$196	57.1					2.4x	5.0x	11.0%	0.3x	0.6x	19.8	10.2	7.5	0.0	2.74	1.52
LOJN	Lojack Corp.	$50	20.4					5.6x	0.6x	6.5%	0.4x	0.0x	45.4	(45.0)	(13.7)	0.0	1.21	1.05
MAGS	Magal Security Systems Limited	$71	26.2										36.8	(21.0)	(8.5)	0.0		
ORB	Orbital Sciences Corp.	$858	18.1	12.5	14x	25.6x	1.1x	7.8x	6.7x	8.0%	0.6x	0.5x	22.2	8.8	5.6	0.0	1.05	0.98
PAR	Par Technology Corp.	$59	3.1	18.0	16x		0.9x			0.0%	0.3x	0.2x	25.7	3.7	2.4	0.0	0.93	0.91
PNTR	Pointer Telocation Limited	$18	22.2			55.3x							34.8	3.3	2.4	0.0		
SWHC	Smith & Wesson Holding Corp	$193	33.3	14.5	35x		2.4x	4.1x	5.0x	11.1%	0.5x	0.6x	32.0	(16.1)	12.8	0.0	0.63	0.49
TASR	Taser International Inc	$340	0.0					56.6x	49.5x	6.5%	3.7x	3.2x	49.9	(3.6)	(3.5)	0.0	1.31	1.31
BCO	The Brink's Company	$1,181	35.7		15x	12.0x		3.4x	3.8x	8.9%	0.3x	0.4x	18.7	10.6	3.7	1.6	1.34	1.01
EML	The Eastern Company	$119	5.1			15.1x							20.5	8.1	5.7	2.7		
GEO	The Geo Group Inc	$1,137	49.1	12.0	11x	21.3x	0.9x	3.9x	7.0x	18.2%	0.7x	1.3x	19.4	7.9	4.7	0.0	0.98	0.62
SCX	The LS Starrett Company	$83	0.5		15x	37.1x						0.3x	30.0		(1.5)	2.1	1.09	1.09
UEIC	Universal Electronics Inc	$246	0.0	15.2	11x	22.3x	0.7x	5.3x	4.1x	10.0%	0.5x	0.4x	30.8	7.0	5.1	0.0	1.17	1.17
UUU	Universal Security Instruments Inc	$12	0.2			14.3x							20.2		8.9	0.0		
XRIT	X-Rite Inc	$408	34.4		18x			6.7x	8.7x	25.2%	1.7x	2.2x	59.8	2.0	4.8	0.0	0.69	0.52
Mean		**$276**	**16.4**	**16.4**	**17.1x**	**22.7x**	**1.17x**	**9.83x**	**8.47x**	**0.10x**	**0.93x**	**0.86x**	**29.3x**	**(3.75)**	**0.93**	**0.52**	**1.03**	**0.88**
Median		**$89**	**9.3**	**15.2**	**15.1x**	**21.3x**	**0.95x**	**6.71x**	**6.39x**	**0.08x**	**0.52x**	**0.54x**	**27.4x**	**4.70**	**3.60**	**0.00**	**0.98**	**0.92**

Financial Metrics adjusted to exclude meaningless ratios such less than zero or greater than 100 and those derived off of negative numbers.
Source: ThompsonOne Banker & FirstCall ("L-T" = long term, "ttm"= trailing twelve months, "cfy-e"= current fiscal year estimate according to FirstCall, "L-T est. grwth rate" = 5 yr. average estimate)

Sources: Thomson ONE Banker, First Call Research

Appendix 8: Valuation Worksheet

GRDH DCF Valuation Assumptions

Guardian 8-Specific Assumptions				Market Assumptions		
2nd Stage FCFE Growth Rate	Terminal Growth Rate	$beta_L$ (levered beta)	Cost of Equity (K_s)	Risk free rate (r_f)	Equity Risk Premium [$E(r_m)-r_f$]	L-T Inflation Rate
30.00%	3.75%	4.87	28.73%	1.95%	5.50%	3.38%

The forecasted 2nd stage growth rate is the average annual growth in free cash flow to equity holders (FCFE) from 2017-2020. FCFE is defined as "net income plus non cash charges less fixed capital investment less working capital investment plus net borrowing". The terminal growth rate is the company's projected growth of FCFE from 2020 into perpetuity. The long-term inflation rated equates to historical rate from 1914-2010. Beta $_L$ is the leveraged beta based the assumptions of a 10% long-term debt/total capitalization ratio. Risk free rate equates to the 10-year U.S. treasury note on 1/9/2012. The equity risk premium (expected difference between return of the market and the risk free rate) is consistent with the generally accepted range of 4%-8% and the range of 5.0% -5.7% used by analysts globally in 2010 as reported by recent IESE Business School Study.

Cost of equity (Ks) is calculated in accordance with the Capital Asset Pricing Model (CAPM) as the risk free rate plus the product of the equity risk premium and the levered beta ($K_s = r_f + [E(r_m) - r_f](beta_L)$)

GRDH Free Cash Flow to Equity Holders & DCF Valuation

	2012	2013	2014	2015	2016	2017	2018	2019	2020	Terminal Value 2021 - perpetuity
Free Cash Flow to Equity Holders	(657,745)	587,823	1,201,778	3,240,248	6,204,536	8,065,897	10,485,666	13,631,365	17,720,775	73,587,330
Y/Y growth	NM	-189.37%	104.45%	169.62%	91.48%	30.00%	30.00%	30.00%	30.00%	3.75%
Discount Factor (K_s =16.70%)	1.287	1.657	2.133	2.746	3.536	4.552	5.860	7.543	9.711	12.501
Present Value of FCFE	(510,932)	354,697	563,302	1,179,779	1,754,839	1,772,092	1,789,515	1,807,109	1,824,875	5,886,527

PV of Total FCFE
$16,421,803
DCF Valuation (15% liq. disc.)
$13,958,533

GRDH DCF Valuation Sensitivity Matrix

Terminal Growth Rates

betaL	2.75%	3.25%	**3.75%**	4.25%	4.75%	Cost of Capital
3.87	$0.77	$0.78	$0.79	$0.80	$0.82	23.2%
4.37	$0.61	**$0.62**	**$0.63**	**$0.63**	$0.64	26.0%
4.87	$0.50	**$0.50**	**$0.51**	**$0.51**	$0.52	**28.7%**
5.37	$0.41	**$0.41**	**$0.41**	**$0.42**	$0.42	31.5%
5.87	$0.34	$0.34	$0.34	$0.35	$0.35	34.2%

Source: L. A. Davis & Associates

GRDH EV/EBITDA Valuation Sensitivity Matrix

2016 EBITDA Margin

EBITDA Multiple	29.5%	34.5%	**39.5%**	42.0%	44.5%
3.5x	$0.35	$0.40	$0.44	$0.46	$0.48
4.0x	$0.39	**$0.44**	**$0.48**	**$0.51**	$0.53
5.4x	$0.49	**$0.55**	**$0.62**	**$0.65**	$0.68
7.5x	$0.63	**$0.72**	**$0.81**	**$0.85**	$0.90
10.0x	$0.80	$0.92	$1.04	$1.10	$1.16

Disclosures

This report has been commissioned by Guardian 8 (the company). L. Alan Davis has been paid, or promised payment of, $9,850 for the production or editorial content of this report. However, the opinions, forecasts, and valuation are based on his examination of the company's fundamentals, conversations with management, independent analysis of markets, economic conditions, and other publically available information.

This report has been written with Standards of Practice developed by the CFA Institute. The research has been conducted by employing analytical practices generally accepted within the analytical community. The conclusions are, by the very nature of forecasting, speculative, but also reasonable, supportable, and consistent.

The analyst certifies that the research conclusions accurately reflect his personal views about the industry and subject company, and no part of his research compensation was or will be directly or indirectly related to the earnings estimates or valuation of the subject company. The analyst performed thorough due diligence by visiting the facilities of the subject company and meeting with several members of management over the course of six weeks.

The research provided herein should not be considered a complete analysis for every material fact regarding companies, industries, or securities named above. The opinions expressed herein reflect the analysis and judgment of the author on the date of publication and are subject to change without notice. Facts have been obtained from sources believed to be reliable but should not be construed as complete and are not guaranteed to be accurate.

- L. Alan Davis does <u>not</u> make a market in any securities and has <u>not</u> managed or co-managed any offering of securities of the subject companies.
- L. Alan Davis has <u>not</u> received compensation for investment banking services from subject companies in the last 12 months
- L. Alan Davis does <u>not</u> expect to receive or seek investment banking services from subject companies in the next 12 months.
- L. Alan Davis or a member of his household does <u>not</u> have a financial interest in the securities of the subject companies.
- L. Alan Davis or a member of his family does <u>not</u> serve as an officer, director, or advisory board member of the subject companies.

Definition of Equity Risk Level
Speculative: Equity security of company with an unproven business model and/or with a high financial risk profile.

Distribution of Researched Companies
At this time there is an insufficient number of companies researched to generate distribution information or to draw any conclusions regarding bias about research methodology.27915*0.00

L. A. Davis & Associates

Independent Equity Analysis and Business Valuation

Independent equity research for companies ready to broadcast their story



L. A. Davis & Associates provides independent business analysis, valuation, and consulting services for private and public companies. In order to provide our clients with an expert independent opinion, our research combines in-depth fundamental analysis, detailed financial forecasting, and comprehensive valuation work. More than just valuation number crunchers, we differentiate our research with a narrative approach. By rolling up our sleeves, digging in, and spending the time to understand every key aspect of your business we are able to "tell the story" in a straightforward and intuitive manner.

With 14 years of senior-level equity analysis experience, L. Alan Davis has developed a valuable group of industry contacts while publishing research products on a sizable and diverse set of companies. Prior to starting L. A. Davis & Associates, Mr. Davis served as Vice President, Senior Research Analyst for D.A. Davidson & Co.'s Institutional Research Division, Vice President of Research for McAdams Wright Ragen, Inc., and Senior Research Analyst for Red Chip Companies. He holds a B.A. in Business from the University of Washington and a Master's Degree in Finance from the Albers School of Business & Economics at Seattle University. Mr. Davis is a Chartered Financial Analyst.

Business Case for Our Research

Broadcast your story more effectively

Expand awareness, galvanize investor interest, and enhance your company's image while freeing up time to focus on running the business.

Jumpstart negotiations

Avoid costly time spent justifying your valuation and explaining your company's growth prospects.

Insight into how professional investors perceive value

Focus on areas most impactful to valuation.

Testimonials

"L. Alan Davis is a respected investment professional with a sharp analytic mind and a thoughtful and insightful approach to analyzing and valuing companies."

Greg Walsh
Portfolio Manager | American Century Investments

"Alan's thoughtful coverage and valuable insights helped our small capitalization software company attract the interest of institutional investors with "strong hands." Whether you need a full research launch to better tell the story, or just a valuation for internal purposes, I recommend you speak with him."

Mark Lamb
Seattle Treasurer | National Investor Relations Institute

Our Industry Expertise

Technology

- Internet - information
- Internet - social media
- Software - digital media
- Software - consumer
- Software - enterprise
- Software - internet
- Software - as a service (SaaS)
- Hardware - computing
- Hardware - mobile device
- Hardware - semiconductor
- Hardware - semi cap. equip.
- Hardware - test & measurement

Transportation

- Aerospace - components
- Automotive - OEM & aftermarket

Medical Device & Equipment

- Testing
- Imaging
- Implantable devices

Heavy Industry

- Manufacturing - equipment
- Manufacturing - technology

Consumer

- Retail
- Consumer products

@L_A_Davis L. A. Davis & Associates

L. A. Davis & Associates | 8613 Mt. Tacoma Dr. SW, Suite 100, Lakewood, WA 98498 | (503) 819-0542 | ladavisandassociates.com